Exhibit 99.1

Earnings Release

ALTICE USA REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS
NEW YORK (February 10, 2021) - Altice USA (NYSE: ATUS) today reports results for the fourth quarter and full year ended December 31, 2020.
Dexter Goei, Altice USA Chief Executive Officer, said: “I could not be more proud of the Altice USA team for its perseverance and dedication during such an unparalleled year. Our team's unrelenting focus on serving both our customers and broader community has allowed us to achieve spectacular results in a number of areas, including record broadband customer gains, solid revenue growth, best-ever Adjusted EBITDA margins and highest-ever annual Free Cash Flow. We also returned $4.8 billion to shareholders for the full year through share repurchases. I am pleased to cap off a tremendous 2020 with yet another strong quarter, which makes us well-positioned for 2021."
Key Financial Highlights
•Total Revenue grew 2.5% YoY in Q4 2020 to $2.54 billion (or up +3.2% YoY adjusted for anticipated RSN credits(1), and up +3.6% YoY further adjusted for storm credits(2)), driven by Broadband revenue growth of +14.0% YoY and News & Advertising growth of +29.7%. Total revenue grew +1.4% YoY in full-year (FY) 2020 to $9.89 billion (or up +2.4% YoY adjusted for anticipated RSN credits(1), and up +2.6% YoY further adjusted for storm credits(2)).
•Net income attributable to stockholders was $330.5m in Q4 2020, or $0.60/share on a diluted basis, compared to a net income of $0.3 million, or $0.00/share, in Q4 2019. Net income attributable to stockholders was $436.2m in FY 2020, or $0.75/share, compared to a net income of $138.9 million, or $0.21/share on a diluted basis in FY 2019.
•Net cash flows from operating activities was $791.5m in Q4 2020, compared to $720.2m in Q4 2019. FY 2020 net cash flows from operating activities was $2.98 billion, compared to $2.55 billion in FY-19.
•Adjusted EBITDA(3) increased +6.1% YoY in Q4 2020 to $1.15 billion with a margin of 45.4% (growth of +5.8% YoY and a margin of 46.5% ex-mobile, or growth of +6.6% YoY and a margin of 46.3% excluding mobile, RSN credits, and storms(4)). Adjusted EBITDA increased +3.5% YoY in FY 2020 to $4.41 billion with a margin of 44.6% (growth of +4.2% YoY and a margin of 45.7% ex-mobile, or growth of +4.8% YoY and 45.4% margin excluding mobile, RSN credits and storms).
•Cash capex of $344.6 million in Q4 2020 represented 13.6% of revenue, and was up 6.7% YoY due to the timing of capex spend in 2020 and storm reconstruction outlays in Q4 2020. Cash capex of $1.07 billion in FY 2020 represented 10.9% of revenue and was down -20.8% YoY partly due to delayed permitting in the Company’s FTTH rollout.
•Operating Free Cash Flow(3) for Q4 2020 increased +5.8% YoY to $806.4 million. Operating Free Cash Flow for FY 2020 increased +14.8% YoY to $3.34 billion, reflecting Adjusted EBITDA growth and lower capital spending on a YoY basis.
•Free Cash Flow(3) increased 12.5% YoY in Q4 2020 to $446.9 million. FY 2020 free cash flow increased +59.0% YoY to $1.91 billion, representing the highest-ever annual Free Cash Flow.
•Share repurchases were approximately $3.0 billion in Q4 2020 and $4.8 billion in FY 2020.
•FY 2021 Financial Outlook: The Company expects revenue and Adjusted EBITDA growth for 2021, cash capex to be between $1.3 to $1.4 billion for the year, and share repurchases of $1.5 billion. The Company expects leverage at year-end 2021 to be less than 5.3x (L2QA net debt to Adjusted EBITDA) for its CSC Holdings, LLC debt silo, with a target of 4.5x-5.0x L2QA EBITDA over time.

(1)Adjusted revenue excludes $18.5m ($17.6m in Residential Video and $0.9m in Business Services) in Q4 2020 and $97.2m ($94.3m in Residential Video and $2.9m in Business Services) in FY 2020 of service credits and associated franchise fees that the Company expects to return to customers as a result of regional sports networks ("RSN") affiliate fee credits the Company expects to receive for a minimum number of events not delivered in 2020.
(2)Storm credits totaled $10.4m in Q4 2020 ($8.7m in Residential and $1.6m in Business Services) and $26.5m in FY 2020 ($22.8m in Residential and $3.7m in Business Services). The net impact of the storms on Adjusted EBITDA was $8.5m in Q4 2020 and $24.4m in FY 2020.
(3)See “Reconciliation of Non-GAAP Measures” on page 6 of this release. Operating Free Cash Flow defined as Adjusted EBITDA less cash capital expenditures, and Free Cash Flow defined as net cash flows from operating activities less cash capital expenditures.
(4)Q4 2020 Adjusted EBITDA growth of +5.8% and margin of 46.5% in Q4 2020 exclude approximately $18.9m of losses related to Altice USA’s mobile business in the current period and $20.4m of losses in Q4 2019. Q4 2020 Adjusted EBITDA growth of +6.6% and margin of 46.3% exclude the mobile losses, storm impact of $8.5m and RSN fee credits to revenue of $18.5m. FY 2020 Adjusted EBITDA growth of +4.2% and margin of 45.7% exclude approximately $73.0m of losses related to Altice USA’s mobile business in the current period and $39.4m of losses in FY 2019. FY 2020 Adjusted EBITDA growth of +4.8% and margin of 45.4% exclude mobile losses, storm impact of $24.4m, and RSN fee credits to revenue of $97.2m.

Earnings Release

Q4 and FY-20 Summary Financials	Three Months Ended December 31,		Twelve Months Ended December 31,
($k)	2020	2019	2020	2019
Revenue	$2,535,421	$2,474,549	$9,894,642	$9,760,859
Net income attributable to Altice USA, Inc. stockholders	330,472	329	436,183	138,936
Adjusted EBITDA(3)	1,150,980	1,085,000	4,414,814	4,265,471
Capital Expenditures (cash)	344,578	322,795	1,073,955	1,355,350

Revenue and Adjusted EBITDA Detail	Q4-20	FY-20

Total Revenue Growth YoY	+2.5%	+1.4%
Adj. for RSN credits	+3.2%	+2.4%
Adj. for RSN and storm credits	+3.6%	+2.6%

Residential Revenue Growth YoY	+0.8%	+0.1%
Adj. for RSN credits	+1.7%	+1.3%
Adj. for RSN and storm credits	+2.2%	+1.6%

Business Services Revenue Growth YoY	-0.1%	+1.8%
Adj. for RSN credits	+0.2%	+2.0%
Adj. for RSN and storm credits	+0.6%	+2.3%

News & Advertising Revenue Growth YoY	+29.7%	+9.1%

Adjusted EBITDA Growth YoY	+6.1%	+3.5%
Excluding mobile	+5.8%	+4.2%
Excluding mobile and storm credits	+6.6%	+4.8%

Adjusted EBITDA Margin	45.4%	44.6%
Excluding mobile	46.5%	45.7%
Excluding mobile, RSN and storm credits	46.3%	45.4%

Organic 2020 Residential customer net additions
Residential customer relationships (000s)	Q1	Q2	Q3	Q4	FY-20
Reported net additions	35.1	53.0	7.7	(15.1)	80.7
Less: FCC Pledge and NJ Order >90 Day	0.0	18.1	4.4	(22.4)	0.0
Less: Storm-affected >90 Day	0.0	0.0	0.0	9.2	9.2
Adjusted net additions (excluding >90 Day)	35.1	34.9	3.4	(1.9)	71.5
Additional storm disconnects			6.2	5.2	11.4
Adjusted + additional storm disconnects	35.1	34.9	9.6	3.3	82.9

Broadband customers (000s)	Q1	Q2	Q3	Q4	FY-20
Reported net additions	50.1	70.4	26.0	(4.3)	142.1
Less: FCC Pledge and NJ Order >90 Day	0.0	17.9	4.3	(22.1)	0.0
Less: Storm-affected >90 Day	0.0	0.0	0.0	8.7	8.7
Adjusted net additions (excluding >90 Day)	50.1	52.6	21.7	9.1	133.5
Additional storm disconnects			5.8	4.8	10.6
Adjusted + additional storm disconnects	50.1	52.6	27.5	13.9	144.1

Earnings Release

Key Operational Highlights
•Total unique Residential customer relationships grew +2.5% YoY in Q4 2020 on a reported basis (+1.8% YoY organically), or +2.3% YoY adjusted to exclude subscribers who were affected by Hurricanes Laura and Delta and have balances outstanding that are more than 90 days past due ("storm-affected greater than 90-day subscribers"), or +2.6% YoY further adjusted to exclude additional storm disconnects(5). Reported unique Residential customers net losses were -15k in Q4 2020. Adjusted for the retention activity of subscribers formerly covered by the FCC Pledge and the New Jersey Executive Order ("FCC Pledge and NJ Order"), as well as excluding storm-affected greater than 90-day subscribers, Residential customer net losses would have been -2k. Further adjusted to exclude additional storm disconnects, adjusted Residential customer net additions would have been +3k in Q4 2020, an improvement compared to a net loss of -5k in Q4 2019. FY 2020 reported unique Residential customer net additions were +81k, +72k excluding storm-affected greater than 90-day subscribers or +83k further adjusted for additional storm disconnects(6). FY 2020 ending Residential customer relationships include Service Electric Cable T.V. of New Jersey, Inc. ("Service Electric") which contributed +34k Residential customer relationships in Q3 2020.
•Residential Broadband RGUs: Reported quarterly broadband net additions were -4k in Q4 2020, or +9k adjusted for the retention of subscribers formerly covered by the FCC Pledge and NJ Order, and excluding storm-affected greater than 90-day subscribers, or +14k further adjusted to exclude additional storm disconnects(5), representing an improvement compared to +7k broadband net additions in Q4 2019. Reported Residential Broadband organic net additions were +142k in FY 2020 (or +172k inclusive of Service Electric). Excluding storm-affected greater than 90-day subscribers, FY 2020 broadband net additions would have been +133k, or +174k inclusive of Service Electric and further adjusted to exclude additional storm disconnects, representing the best-ever year for broadband net additions since Altice USA's inception, compared to +72k in FY 2019(5).
•Residential Video RGUs: Reported quarterly video net losses were -74k in Q4 2020, or -76k adjusted for the retention of subscribers formerly covered by the FCC Pledge and NJ Order, and excluding storm-affected greater than 90-day subscribers, or -74k further adjusted to exclude storm disconnects(5), compared to -44k in Q4 2019. Reported organic Residential Video net losses were -237k in FY 2020 (or -218k inclusive of Service Electric). Excluding storm-affected greater than 90-day subscribers, FY 2020 video net loss would have been -241k, or -218k inclusive of Service Electric and excluding additional storm disconnects(5), compared to -107k in FY 2019
•Residential revenue per customer relationship in Q4 2020 was down -1.8% YoY to $140.09 (or down -0.9% YoY to $141.35 adjusted for anticipated RSN credits), vs. $142.65 in Q4 2019. Adjusted for the FCC Pledge and NJ Order, and storm-affected greater than 90-day subscribers, residential revenue per customer relationship was down -0.6% YoY to $141.83. Reported Residential revenue per customer relationship in FY 2020 was down -1.3% YoY to $142.11 (or approximately flat at -0.1% to $143.82 adjusted for anticipated RSN credits), vs. $143.98 in FY 2019. Adjusted for the FCC Pledge and NJ Order, and excluding storm-affected greater than 90-day subscribers, residential revenue per customer relationship was flat YoY at $143.97.
•Total Residential revenue grew +0.8% YoY in Q4 2020 (or grew +1.7% YoY adjusted for anticipated RSN credits and +2.2% YoY further adjusted for storm credits). Total Residential revenue grew +0.1% YoY in FY 2020 (or grew +1.3% YoY adjusted for anticipated RSN credits and +1.6% YoY further adjusted for storm credits).
•Business Services revenue was down -0.1% YoY in Q4 2020 (or +0.2% YoY adjusted for anticipated RSN credits and +0.6% YoY further adjusted for storm credits) with Lightpath growing +2.6% YoY and SMB / Other revenue down -1.0% YoY. Business Services revenue grew +1.8% YoY in FY 2020 (or +2.0% YoY adjusted for anticipated RSN credits and +2.3% YoY further adjusted for storm credits). Lightpath continues to gain momentum in the education, government and healthcare verticals, driven by elevated connectivity needs during the pandemic.

(5)In Q3-20 and Q4-20 some customers were affected by Hurricanes Laura and Delta, which created a new pool of subscribers in Q4-20 who have balances outstanding that are more than 90 days past due ("storm-affected greater than 90-day"), which is when such customers would have been disconnected under the Company’s ordinary disconnect policies for non-paying customers. In addition, these hurricanes resulted in a net loss of approximately 5k residential customer relationships, 5k residential broadband customers, and 3k residential video customers in Q4-20 ("additional storm disconnects"). For FY-20 additional storm disconnects amounted to 11k residential customer relationships, 11k residential broadband customers, and 5k residential video customers.
(6)Q4 adjusted customer counts include the retention of customers covered by the FCC Pledge and the New Jersey Executive Order who had balances outstanding that were more than 90 days past due at the end of Q3 2020, who had since been brought current due to a combination of balance forgiveness, cash payments, and payment plans. These customers were previously included in the reported customer numbers in prior quarters but excluded from adjusted customer tallies given their past-due status.

Earnings Release

•News and Advertising revenue increased +29.7% YoY in Q4 2020, driven mainly by the ongoing recovery in local advertising and an increase in political advertising in the quarter (News and Advertising revenue grew +3.5% YoY ex-political). Cheddar website traffic was up +90% in Q4 2020 YoY with a user base increase of +112% YoY. For FY 2020 News and Advertising revenue growth was +9.1% YoY, buoyed by a strong political cycle.
•Altice Mobile has approximately 169k mobile lines through December 31, 2020 since the commercial launch in September 2019 (+7k net additions in Q4 2020 and +101k net additions in FY2020, generating revenue of $20.2 million for the quarter and $78.1 million in FY 2020), reaching 3.6% penetration of Altice USA's residential customer base. At the end of January 2021, approximately 90% of Altice Mobile customers have migrated onto the T-Mobile network from the Sprint network, leading to a 15% reduction in dropped calls.
•Increased network usage and demand for higher broadband speeds: In Q4 2020, the Company saw an increase of +47% YoY in average data usage per customer to approximately 468 GB per month (approximately 591 GB per month for broadband-only customers). The pace of broadband speed upgrades remains elevated, up +70% YoY. The average broadband speeds taken by Altice USA’s customer base has more than doubled in the past three years to 283 Mbps at the end of Q4 2020. Over 55% of our broadband customers remain on plans with download speeds 200 Mbps or less, representing a sizable opportunity to continue to upgrade speeds.
•Increase in 1 Gig broadband sell-in: 1 Gig broadband capability is available across 92% of Altice USA's consolidated footprint. In Q4 2020, 1 Gig sell-in to new customers increased to 41% where 1 Gig services are available, up from 29% in Q3 2020. Less than 8% of the total customer base currently take Gigabit speeds, representing a significant growth opportunity for the Company.
•FTTH strategy and update: At the end of Q4 2020, Altice USA covered nearly 1 million homes with FTTH technology available for service, with FTTH sell-in to new customers increasing to 58% in areas where FTTH is available in Q4, up from 44% in Q3. The fiber sell-in rate for 1 Gig was 67% at the end of 2020. The Company remains positive on the future of its FTTH deployment initiatives and confident in delivering both capex and opex efficiencies following the completion of its FTTH build.
•Increase in new-builds: Altice USA has been accelerating the pace of its network edge-outs, organically adding 146k homes passed in 2020 across its entire footprint, with another approximately 70k homes passed from the acquisition of Service Electric in the third quarter of 2020. The Company is seeing strong momentum in growing customer penetration, typically reaching approximately 40% within a year of rollout in new-build areas, and this remains a focus area for growth.
Financial Outlook
For the full year 2021, the Company expects:
•Revenue: Growth
•Adjusted EBITDA: Growth
•Cash capital expenditures: $1.3 to $1.4 billion
•Year-end leverage target (CSC Holdings, LLC debt silo): < 5.3x net debt / Adjusted EBITDA (L2QA basis)
•Share repurchases: $1.5 billion

The Company expects to return to a leverage target of 4.5x - 5.0x net debt / Adjusted EBITDA (L2QA basis) for its CSC Holdings, LLC debt silo over time.

Balance Sheet Review
For the quarter and year ended December 31, 2020:
•Consolidated net debt for Altice USA at the end of Q4 and FY 2020 was $24,619 million on a reported basis(7). This represents consolidated L2QA (last two quarters annualized) net leverage of 5.4x (5.6x last-twelve months or "LTM") EBITDA at the end of Q4 and FY 2020.

(7)Net debt, defined as the principal amount of debt less cash, and excluding finance leases and other notes.

Earnings Release

•Net debt for CSC Holdings, LLC was $23,195 million at the end of Q4 and FY 2020(7). CSC Holdings, LLC's L2QA net leverage was 5.3x (5.5x LTM) EBITDA. The weighted average cost of debt for CSC Holdings, LLC was 4.7% as of the end of Q4 and FY 2020 and the weighted average life was 6.5 years.
•Net debt for Cablevision Lightpath LLC was $1,425 million at the end of Q4 and FY 2020(7). Cablevision Lightpath LLC's L2QA net leverage was 6.5x (6.6x LTM) EBITDA. The weighted average cost of debt for Cablevision Lightpath LLC was 4.3% as of the end of Q4 and FY 2020 and the weighted average life was 6.7 years.

Additional Highlights and Announcements
Successful Tender Offer and Share Repurchases
On November 23, 2020 Altice USA launched a modified “Dutch auction” tender offer to repurchase up to $2.5 billion of its Class A common stock. Following the completion of the tender offer, the Company successfully repurchased 64,613,479 shares of Class A common stock at $36.00 per share, for a total of approximately $2.3 billion. These shares represented approximately 18.2% of the Company’s issued and outstanding shares of Class A common stock (or 12.0% of the Company’s total outstanding shares including both Class A and Class B common stock) as of the expiration date of the tender, December 21, 2020.
For the three months ended December 31, 2020, Altice USA repurchased an aggregate of 87.3 million shares for a total purchase price of approximately $3.0 billion, at an average price of $34.21. As of December 31, 2020, Altice USA had 476,469,575 combined Class A and Class B shares outstanding.

Closing of Sale of 49.99% of Lightpath Fiber Enterprise Business to Morgan Stanley Infrastructure Partners and Appointment of New Management Team
In December 2020, Altice USA closed the previously announced sale of 49.99% of its Lightpath fiber enterprise business to Morgan Stanley Infrastructure Partners (MSIP) based on an implied enterprise value of $3.2 billion. Altice USA retains a 50.01% interest in Lightpath and maintains control of the company. Accordingly, the Company continues to consolidate the operating results of the Lightpath business.
On January 14, 2020, Lightpath announced the appointment of Chris Morley as chief executive officer. Mr. Morley has more than 20 years of experience in the communications infrastructure and telecommunications industry, most recently serving as senior operating advisor for Stonepeak Infrastructure Partners. Additional executive appointments included two well-respected industry executives in Chief Revenue Officer Doug Dalissandro, formerly the chief revenue officer for Lightower Fiber Networks, and Chief Strategy Officer David Mayer, formerly the general counsel and executive vice president of business development for Lightower.

Altice USA's Community Response to COVID-19
In 2020, Altice USA took a number of steps during the pandemic to support both its customers and community, as well its employees. These initiatives include:
•Offering Altice Advantage broadband service for free to households with K-12 and/or college students without home Internet access.
•Signing the FCC’s “Keep Americans Connected” Pledge, which provided relief to residential and business customers facing hardships.
•Creating a $10 million "Community Relief Program" aimed at supporting the recovery efforts of small and medium-sized business customers (SMBs) across the Company’s footprint.
•Philanthropic partnerships with numerous organizations, including DonorsChoose to fund classroom projects across the Altice USA service areas, as well as national and local affiliates of Boys and Girls Clubs of America, and Feeding America.
•Collaborating with large hospital systems, schools and government agencies to ensure they have the connectivity services they need to assist their communities, including waiving fees for first responders and other critical entities.
•Providing outdoor WiFi hotspots in the Optimum territory for both customers and non-customers to ensure connectivity.

Earnings Release

•Establishing employee programs to ensure safe business continuity, including enhanced employee and customer safety protocols, and work-remote solutions.
•Raising awareness of local businesses that are still operating through a "We're Open" campaign on News 12 and recognizing those who were supporting our local communities through a “Hey Neighbor” campaign on Optimum.
•Providing free airtime for public service announcements (PSAs) to health, community and government officials to educate customers on how to stay safe and healthy.
•Providing around-the-clock, enhanced local news coverage across our News12 and Cheddar platforms to keep our viewers up-to-date.

Earnings Release

Altice USA Consolidated Operating Results
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue:
Broadband	$942,030	$826,454	$3,689,159	$3,222,605
Video	904,251	968,959	3,670,859	3,997,873
Telephony	110,430	145,767	468,777	598,694
Business services and wholesale	362,223	362,409	1,454,532	1,428,532
News and Advertising	192,857	148,649	519,205	475,904
Mobile	20,183	18,090	78,127	21,264
Other	3,447	4,221	13,983	15,987
Total revenue	2,535,421	2,474,549	9,894,642	9,760,859
Operating expenses:
Programming and other direct costs	831,119	847,653	3,340,442	3,300,528
Other operating expenses	581,435	598,274	2,264,473	2,300,398
Restructuring and other expense	2,394	33,888	91,073	72,978
Depreciation and amortization (including impairments)	511,754	567,459	2,083,365	2,263,144
Operating income	608,719	427,275	2,115,289	1,823,811
Other income (expense):
Interest expense, net	(313,461)	(376,497)	(1,350,341)	(1,530,850)
Gain (loss) on investments and sale of affiliate interests, net	263,760	(4,718)	320,061	473,406
Gain (loss) on derivative contracts, net	(204,467)	21,273	(178,264)	(282,713)
Gain (loss) on interest rate swap contracts	10,119	7,833	(78,606)	(53,902)
Loss on extinguishment of debt and write-off of deferred financing costs	—	(84,207)	(250,489)	(243,806)
Other income, net	2,300	1,117	5,577	1,183
Income (loss) before income taxes	366,970	(7,924)	583,227	187,129
Income tax benefit (expense)	(30,701)	9,255	(139,748)	(47,190)
Net income	336,269	1,331	443,479	139,939
Net income attributable to noncontrolling interests	(5,797)	(1,002)	(7,296)	(1,003)
Net income attributable to Altice USA stockholders	$330,472	$329	$436,183	$138,936
Basic net income per share	$0.61	$—	$0.75	$0.21
Diluted net income per share	$0.60	$—	$0.75	$0.21

Basic weighted average common shares	544,705	635,029	581,057	660,384
Diluted weighted average common shares	548,572	640,839	583,689	662,541

Earnings Release

Altice USA Consolidated Statements of Cash Flows
(In thousands)
	2020	2019
Cash flows from operating activities:
Net income	$443,479	$139,939
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including impairments)	2,083,365	2,263,144
Gain on investments and sale of affiliate interests, net	(320,061)	(473,406)
Loss on derivative contracts, net	178,264	282,713
Loss on extinguishment of debt and write-off of deferred financing costs	250,489	243,806
Amortization of deferred financing costs and discounts (premiums) on indebtedness	91,127	106,214
Share-based compensation expense	125,087	105,538
Deferred income taxes	75,512	14,931
Decrease in right-of-use asset	45,995	46,581
Provision for doubtful accounts	65,965	91,520
Other	34,079	18,558
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	(50,747)	(91,718)
Prepaid expenses and other assets	8,330	(60,854)
Amounts due from and due to affiliates	3,594	(7,857)
Accounts payable and accrued liabilities	(118,388)	(144,894)
Deferred revenue	(39,977)	(10,384)
Liabilities related to interest rate swap contracts	104,051	30,338
Net cash provided by operating activities	2,980,164	2,554,169
Cash flows from investing activities:
Capital expenditures	(1,073,955)	(1,355,350)
Payment for acquisitions, net of cash acquired	(149,973)	(172,269)
Other, net	3,502	2,150
Net cash used in investing activities	(1,220,426)	(1,525,469)

Earnings Release

Altice USA Consolidated Statements of Cash Flows (continued)
(In thousands)
	2020	2019
Cash flows from financing activities:
Proceeds from long-term debt	8,019,648	9,160,229
Repayment of long-term debt	(6,194,804)	(8,159,914)
Proceeds from collateralized indebtedness, net	—	93,000
Principal payments on finance lease obligations	(43,083)	(8,980)
Purchase of shares of Altice USA, Inc. Class A common stock, pursuant to a share repurchase program and Tender Offer	(4,816,379)	(1,686,873)
Proceeds from the sale of a noncontrolling interest in Lightpath, net of expenses	880,197	—
Additions to deferred financing costs	(48,523)	(23,583)
Proceeds from stock option exercises	14,348	3,209
Contributions from (distributions to) noncontrolling interests, net	12,498	(1,000)
Other	(4,947)	(500)
Net cash used in financing activities	(2,181,045)	(624,412)
Net increase (decrease) in cash and cash equivalents excluding effect of exchange rate changes	(421,307)	404,288
Effect of exchange rate changes on cash and cash equivalents	(2,167)	(1,166)
Net increase (decrease) in cash and cash equivalents	(423,474)	403,122
Cash, cash equivalents and restricted cash at beginning of year	702,160	299,038
Cash, cash equivalents and restricted cash at end of year	$278,686	$702,160

Earnings Release

Reconciliation of Non-GAAP Financial Measures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.
We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Operating Free Cash Flow (defined as Adjusted EBITDA less cash capital expenditures), and Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as indicators of the Company’s financial performance. We believe these measures are two of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although they may not be directly comparable to similar measures reported by other companies.

Earnings Release

Reconciliation of net income to Adjusted EBITDA and Operating Free Cash Flow:
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net income	$336,269	$1,331	$443,479	$139,939
Income tax expense (benefit)	30,701	(9,255)	139,748	47,190
Other income, net	(2,300)	(1,117)	(5,577)	(1,183)
Loss (gain) on interest rate swap contracts, net	(10,119)	(7,833)	78,606	53,902
Loss (gain) on derivative contracts, net	204,467	(21,273)	178,264	282,713
Loss (gain) on investments and sales of affiliate interests, net	(263,760)	4,718	(320,061)	(473,406)
Loss on extinguishment of debt and write-off of deferred financing costs	—	84,207	250,489	243,806
Interest expense, net	313,461	376,497	1,350,341	1,530,850
Depreciation and amortization (including impairments)	511,754	567,459	2,083,365	2,263,144
Restructuring and other expense	2,394	33,888	91,073	72,978
Share-based compensation	28,113	56,378	125,087	105,538
Adjusted EBITDA	$1,150,980	$1,085,000	$4,414,814	$4,265,471
Capital Expenditures (cash)	344,578	322,795	1,073,955	1,355,350
Operating Free Cash Flow	$806,402	$762,205	$3,340,859	$2,910,121

Reconciliation of net cash flow from operating activities to Free Cash Flow:

Net cash flows from operating activities	$791,503	$720,182	$2,980,164	$2,554,169
Capital Expenditures (cash)	344,578	322,795	1,073,955	1,355,350
Free Cash Flow	$446,925	$397,387	$1,906,209	$1,198,819

Earnings Release

Customer Metrics(11)(12) (in thousands, except per customer amounts)
	Q1-19	Q2-19	Q3-19	Q4-19	FY-19	Q1-20	Q2-20	Q3-20	Q4-20	FY-20
Homes passed(8)	8,724.0	8,750.4	8,769.1	8,818.6	8,818.6	8,834.8	8,880.1	8,987.9	9,034.1	9,034.1
Residential	4,539.8	4,538.9	4,538.6	4,533.3	4,533.3	4,568.4	4,621.4	4,663.5	4,648.4	4,648.4
SMB	382.4	384.4	384.4	383.1	383.1	381.7	375.7	377.5	376.1	376.1
Total Unique Customer Relationships(9)	4,922.2	4,923.2	4,922.9	4,916.3	4,916.3	4,950.1	4,997.1	5,040.9	5,024.6	5,024.6
Residential Customers:
Broadband	4,152.3	4,165.4	4,180.3	4,187.3	4,187.3	4,237.4	4,307.8	4,363.5	4,359.2	4,359.2
Video	3,276.1	3,255.3	3,223.4	3,179.2	3,179.2	3,137.5	3,102.9	3,035.1	2,961.0	2,961.0
Telephony	2,510.1	2,485.8	2,446.6	2,398.8	2,398.8	2,359.8	2,337.1	2,279.5	2,214.0	2,214.0
Residential ARPU ($)(10)	143.33	145.02	143.63	142.65	143.98	143.39	144.38	138.16	140.09	142.11
Residential ARPU ex RSN credits($)(10)								143.67	141.35	143.82

(1)
(8)Homes passed represents the estimated number of single residence homes, apartments and condominium units passed by the broadband network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our broadband network. Broadband services were not available to approximately 30 thousand homes passed and telephony services were not available to approximately 500 thousand homes passed.
(9)Total Unique Customer Relationships represent the number of households/businesses that receive at least one of the Company’s fixed-line services. Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(10)ARPU calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, video and telephony services to Residential customers by the average number of total Residential customers for the same period. "ARPU ex RSN credits" reflects an adjustment back for credits that we currently anticipate will be issued to video customers as a result of credits the Company expects to receive from certain sports programming networks whereby the minimum number of events were not delivered pursuant to the contractual agreements with the networks and related franchise fees.
(11)Customer metrics do not include Altice Mobile customers.
(12)Customer metrics for the 2020 periods include customers that have not been disconnected pursuant to the FCC Pledge that the Company made in response to the COVID-19 pandemic and customers that have not been disconnected pursuant to the New Jersey Executive Order No. 126 ("NJ Order") enacted in April 2020 that protects New Jersey residents from disconnection of internet and voice services for non-payment. The following table provides details of these COVID-19 related offers and programs:

Q4-20 Residential Subscriber Detail
Subscribers (000s)	Customers	Broadband	Video	Phone
Reported net additions	(15.1)	(4.3)	(74.1)	(65.5)
less: FCC Pledge >90 day	(3.6)	(3.5)	(1.3)	(1.9)
less: NJ Order >90 day	(18.9)	(18.7)	(1.1)	(7.5)
less: Storm-affected >90 day	9.2	8.7	4.8	2.0
Adjusted net additions (ex. >90 day)	(1.9)	9.1	(76.5)	(58.1)

Earnings Release

Consolidated Net Debt as of December 31, 2020

CSC Holdings, LLC (in $m)	Actual Principal Amount	Coupon / Margin	Maturity
Guaranteed Notes	$1,499	5.500%	2026
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,750	6.500%	2029
Guaranteed Notes	1,100	4.125%	2030
Guaranteed Notes	1,000	3.375%	2031
Senior Notes	1,000	6.750%	2021
Senior Notes	649	5.875%	2022
Senior Notes	750	5.250%	2024
Senior Notes	1,046	7.500%	2028
Senior Notes	2,250	5.750%	2030
Senior Notes	2,325	4.625%	2030
Legacy unexchanged Cequel Notes	4
Term Loan	2,895	L+2.250%	2025
Term Loan B-3	1,253	L+2.250%	2026
Term Loan B-5	2,978	L+2.500%	2027
Drawn RCF	625	L+2.250%	2021,2024
CSC Holdings Gross Debt	23,433
CSC Holdings Cash	(238)
CSC Holdings Net Debt	$23,195

CSC Holdings Undrawn RCF	$1,712
WACD (%)	4.7%

Cablevision Lightpath LLC (in $m)	Actual Principal Amount	Coupon / Margin	Maturity
Senior Secured Notes	$450	3.875%	2027
Senior Notes	415	5.625%	2028
Term Loan	600	L+3.250%	2027
Drawn RCF	—	L+3.250%
Lightpath Gross Debt	1,465
Lightpath Cash	(40)
Lightpath Net Debt	1,425

Lightpath Undrawn RCF	$100
WACD (%)	4.3%

Earnings Release

Altice USA Consolidated (in $m)	Actual Principal Amount
Altice USA Consolidated Gross Debt	24,898
Cash	(279)
Total Altice USA Consolidated Net Debt	24,619
Finance leases and other notes	343
Net Debt including finance leases / other	$24,962

WACD (%)	4.7%

Net Leverage Schedules as of December 31, 2020 (in $m)

	Lightpath	CSC Holdings, LLC	Altice USA Consolidated

Gross Debt Consolidated(13)	$1,465	$23,433	$24,898
Cash	(40)	(238)	(279)
Net Debt Consolidated	$1,425	$23,195	$24,619
LTM EBITDA	$217	$4,198	$4,415
L2QA EBITDA	$220	$4,336	$4,555
Net Leverage (LTM)	6.6x	5.5x	5.6x
Net Leverage (L2QA)	6.5x	5.3x	5.4x

Reconciliation to Financial Reported Debt	Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$24,770
Unamortized Financing Costs, Net of Premiums	33
Fair Value Adjustments	95
Gross Debt Consolidated	24,898
Finance leases and other notes	343
Total Debt	25,241
Cash	(279)
Net Debt	$24,962

(13)Principal amount of debt excluding finance leases and other notes.

Earnings Release

Contacts
Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com
Cathy Yao: +1 347 668 8001 / cathy.yao@alticeusa.com

Communications
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to more than 5.0 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The Company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar and i24NEWS networks.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the information under the heading "Financial Outlook". These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial conditions and performance, results of operations and liquidity; our strategy, plans, objectives, prospects, growth, goals and targets; our ability to achieve operational performance improvements; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "anticipate", "believe", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "should", "target", or "will" or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our Annual Report on Form 10-K. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.